Exhibit 4.4
Working Copy
Reflecting Amendments 1-7
April 27, 2007
(as amended and restated on April 17, 2008)
THOMSON REUTERS
DEFERRED COMPENSATION PLAN
(As of April 17, 2008)

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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THOMSON REUTERS
DEFERRED COMPENSATION PLAN
Purpose
     This Deferred Compensation Plan has been adopted by each of Thomson Reuters Corporation and Thomson Reuters PLC in order to provide specified benefits to a select group of senior management who contribute materially to the continued growth, development and future business success of Thomson Holdings Inc. (a Delaware corporation), its parent corporations, and any affiliate or subsidiary of Thomson Holdings, Inc. or its parent corporations. This Plan shall be effective as of April 17, 2008. Notwithstanding anything herein to the contrary, deferrals and contributions under the Plan shall cease as of December 31, 2004 and the terms and conditions set forth in the Plan as of such date shall govern distribution of Plan benefits attributable to deferrals and contributions, to the extent vested, as of December 31, 2004.
Article 1
Definitions
     Unless otherwise clearly apparent from the context, the following phrases and terms shall have the meanings indicated:
     1.1 “Account” shall mean, with respect to a Participant, any or all of a Participant’s Deferral Account, Matching Share Unit Account, Share Unit Account or Discretionary Contributions Account.
     1.2 “Annual Bonus” shall mean for any Plan Year any compensation, other than Base Salary and Long-Term Bonus, relating to services performed during such Plan Year, whether or not paid or included on the Federal income tax Form W-2 for such Plan Year, payable to a Participant as an Employee under any Employer’s annual bonus or incentive plans.
     1.3 “Annual Deferral Amount” shall mean for any Plan Year the portion of a Participant’s Base Salary, Annual Bonus, Long-Term Bonus, bonus attributable to Deferred Cash Bonus Units, and Stock compensation attributable to the exercise of Options that is deferred pursuant to Article 3. In the event of a Participant’s Retirement, Disability (if deferrals cease pursuant to Section 11.1), death or Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.
     1.4 “Base Salary” shall mean for any Plan Year the annual cash compensation relating to services performed during such Plan Year, whether or not paid or included, if appropriate, on the Federal income tax Form W-2 for such Plan Year, including severance payments to the extent that the Participant’s continued receipt of such payments is contingent upon his complying with noncompete, nonsolicitation and/or nondisclosure restrictions, but excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director’s fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified and non-qualified plans of any Employer (including amounts not otherwise included in gross income under Code Sections 125, 132(f)(4), 402(c)(3), 402(h), or 403(b)); provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.
     1.5 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 13, that are entitled to receive benefits under the Plan upon the death of a Participant.
     1.6 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
     1.7 “Board” shall mean the board of directors of the Company.
     1.8 “Change in Control” shall mean the first to occur of any of the following events:
(a)	The direct or indirect holdings of the Thomson family, in the voting power or fair market value of the stock of The Thomson Corporation or any successor thereto fall below 40 percent. The rules in Section 318(a) of the Code and the Treasury Regulations thereunder shall be used to determine stock ownership. For purposes of this Section 1.8(a), the Thomson family includes Lord Kenneth R. Thomson and the descendants and their spouses of the first Lord Thomson of Fleet.

(b)	Thomson Reuters Corporation (or any successor thereto) and/or Thomson Reuters PLC (or any successor thereto) sells to an unrelated third party or parties (at one time or within any two year period) in the aggregate all or substantially all of its assets and the assets of its wholly owned subsidiaries immediately prior to the sale or sales.
     1.9 “Claimant” shall have the meaning set forth in Section 18.1.
     1.10 “Closed Period” shall mean any period during which Participants are prohibited, by law or pursuant to policies established by Thomson Reuters, from acquiring or selling Shares.
     1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     1.12 “Committee” shall mean the committee described in Article 16.
     1.13 “Common Shares” shall mean common shares in the capital of Thomson Reuters Corporation.
     1.14 “Company” shall mean Thomson Holdings Inc. and any successor to all or substantially all of the Company’s assets or business.

     1.15 “Death Benefit” shall mean the benefit described in Article 9.
     1.16 “Deduction Limitation” shall mean the following limitation on a benefit that may be distributed pursuant to the Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are subject to the Deduction Limitation. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the application of the limitation under Code Section 162(m), then, to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to the Plan is deductible, the Employer may defer all or any portion of such distribution. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.6, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant will not be limited by Code Section 162(m) or, if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.
     1.17 “Deferral Account” shall mean, with respect to any Participant, an account to which shall be credited the Participant’s Annual Deferral Amounts, plus amounts credited to such account pursuant to Section 3.6, less the following: (i) amounts credited to his Share Unit Account pursuant to Section 3.7; (ii) amounts distributed to the Participant or his Beneficiary that relate to his Deferral Account; and (iii) amounts converted from a Measurement Fund to Share Units pursuant to Section 4.1. The Deferral Account balance shall be a bookkeeping entry only and shall be utilized solely for the measurement and determination of the amounts to be paid to a Participant or his Beneficiary pursuant to the Plan.
     1.18 “Deferred Cash Bonus Unit” shall mean any vested units under the Thomson Reuters Phantom Stock Plan (also referred to as the Cash Bonus Plan) or a similar successor plan the receipt of which is deferred pursuant to Section 3.2.
     1.19 “Disability” or “Disabled” shall mean a permanent physical or mental incapacity resulting in a Participant being unable to engage in any gainful employment and which would entitle the Participant to begin receiving disability benefits under (i) the Federal Social Security Act or (ii) his Employer’s long-term disability plan, had the Participant been a participant in such a plan.
     1.20 “Disability Benefit” shall mean the benefit set forth in Article 11.
     1.21 “Discretionary Contributions” shall mean an amount credited by an Employer on behalf of a Participant to his Discretionary Contributions Account pursuant to Section 6.1.
     1.22 “Discretionary Contributions Account” shall mean, with respect to any Participant, an account to which shall be credited Discretionary Contributions pursuant to Section 6.1, less any amounts distributed in any form to the Participant or his Beneficiary that relate to his Discretionary Contributions Account. The Discretionary Contributions Account balance shall be a bookkeeping entry only and shall be utilized solely for the measurement and determination of the amounts to be paid to a Participant or his Beneficiary pursuant to the Plan.

     1.23 “Domestic Partner” shall mean a person who has formed a domestic partnership with a Participant. A domestic partnership is: (i) a relationship between two adults of the same or opposite gender, which includes residing together and being jointly responsible for each other’s common welfare and financial obligations, where the Participant has attested to meeting certain criteria for domestic partnership as determined from time to time by the Committee in accordance with applicable law; or (ii) a domestic partnership that has been registered with a governmental entity pursuant to State or local law authorizing such registration.
     1.24 “Election Form” shall mean the form established from time to time by the Committee for Participants to make elections under the Plan.
     1.25 “Employee” shall mean a person who is an employee of any Employer.
     1.26 “Employer” shall mean the Company and any affiliate of the Company that has been selected by the Company to participate in the Plan.
     1.27 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     1.28 “Fair Market Value” shall mean on any day, in relation to Shares of either Thomson Reuters Corporation or Thomson Reuters PLC, the closing price in the applicable trading currency of a Share on the Relevant Exchange, or if not so traded on such date, the average of the closing bid and asked prices on such exchange for that date; provided, however, that (i) if the Shares are not traded on the Relevant Exchange or (ii) in the discretion of the Committee, such exchange does not reflect the fair market value of the Shares, then “Fair Market Value” shall mean the closing price in the applicable trading currency of a Share on the other primary trading market for the Shares, such closing price to be converted into the applicable currency (based on the mid-market noon spot rate for exchange on the immediately preceding Business Day), in each case using such closing price reported in such source as the Committee deems to be reliable. If the Shares are not traded on the Relevant Exchange or on any other trading market, the Committee shall determine in its sole discretion in good faith a method for determining “Fair Market Value” as of a particular date..
     1.29 “Long-Term Bonus” shall mean any cash or equity-based compensation (other than Base Salary, Annual Bonus and Deferred Cash Bonus Units) paid to a participant as an employee under any Employer’s long-term bonus and incentive plans, including, without limitation, long-term bonus awards granted pursuant to the Thomson Reuters Stock Incentive Plan.
     1.30 “Matching Share Units” shall mean units representing Common Shares that are credited by an Employer on behalf of a Participant to his Matching Share Unit Account pursuant to Section 4.3.
     1.31 “Matching Share Unit Account” shall mean, with respect to any Participant, an account to which shall be credited the aggregate number of Matching Share Units credited to any such Participant’s Matching Share Unit Account pursuant to Section 4.3, less any Matching Share Units distributed to the Participant or his Beneficiary in Shares that relate to his Matching Share Unit Account. The Matching Share Unit Account balance shall be a bookkeeping entry only and shall be utilized solely as a device for determining the number of Shares to be distributed to a Participant or his Beneficiary.

     1.32 “Options” shall mean options to purchase Shares that are granted to a Participant under the Thomson Reuters Stock Incentive Plan or a similar successor plan.
     1.33 “Ordinary Shares” shall mean ordinary shares in the capital of Thomson Reuters PLC.
     1.34 “Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who submits a signed Election Form and Beneficiary Designation Form to the Committee, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Committee, and (v) who commences participation in the Plan. A spouse, former spouse, Domestic Partner, or former Domestic Partner of a Participant shall not be treated as a Participant or have an Account balance, even if he has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation, divorce or dissolution of the domestic partnership.
     1.35 “Plan” shall mean the Thomson Reuters Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.
     1.36 “Plan Agreement” shall mean a written agreement, which was entered into by and between an Employer and a Participant prior to January 1, 2001. The Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. Plan Agreements may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.
     1.37 “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
     1.38 “Quarterly Installment Method” shall mean a method of distributing the balance in a Participant’s Deferral Account wherein such balance is distributed in 60, 120, or 180 monthly installments, as elected by the Participant (the “Installment Period”). The amount of each monthly installment attributable to the portion of a Deferral Account, with respect to which additional amounts are credited under Section 3.6(d), shall be computed as follows:
(a)	The amount of each monthly installment during the calendar quarter in which the first monthly installment is paid shall equal: (i) the balance in the Deferral Account, as of the Measurement Date immediately preceding the first day of the month in which the first monthly installment is paid, divided by (ii) the number of months in the Installment Period.

(b)	The amount of any subsequent monthly installment shall equal: (i) the balance in the Deferral Account as of the Measurement Date immediately preceding the first day of the calendar quarter in which any such monthly installment is paid, divided by (ii) the number of months remaining in the Installment Period as of the first day of any such calendar quarter.
For purposes hereof, “Measurement Date” shall mean the first day of the month next preceding the month in which a monthly installment is paid or such other date (determined by the Committee) as of which the balance in a Deferral Account is determined. Notwithstanding any other provision of the Plan to the contrary, in no event shall the amount of any monthly installment with respect to a Participant exceed the balance in the Participant’s Deferral Account as of the date on which any such installment is paid.
     1.39 “Relevant Exchange” shall mean, in relation to Common Shares, the New York Stock Exchange and, in relation to Ordinary Shares, the London Stock Exchange
     1.40 “Retirement”, “Retire(s)”, “Retiring”, or “Retired” shall mean, with respect to an Employee, severance from employment from all Employers (for any reason other than a leave of absence, death or Disability) on or after the attainment of age fifty-five (55).
     1.41 “Retirement Benefit” shall mean the benefit set forth in Article 8.
     1.42 “Share Ownership Guidelines” shall mean the Thomson Reuters Executive Share Ownership Guidelines, as in effect from time to time.
     1.43 “Share Ownership Guideline Amount” for any Participant shall mean the number of Shares that the Participant is expected to own under the Share Ownership Guidelines.
     1.44 “Shares” shall mean Common Shares or Ordinary Shares. For purposes of the Plan, the price of a Share shall be the price on the Relevant Exchange, as determined in the sole discretion of the Committee; provided, however, that no more than 7,000,000 Shares (including, for avoidance of doubt, Common Shares and/or Ordinary Shares) may be issued pursuant to this Plan. Shares distributed in payment of a Participant’s Share Unit Account shall consist of newly issued Shares of either Thomson Reuters Corporation or Thomson Reuters PLC from treasury, and such Shares shall be distributed in accordance with and subject to applicable securities laws.
     1.45 “Short-Term Payout” shall mean the benefit set forth in Sections 7.1 and 7.2.
     1.46 “Share Unit Account” shall mean, with respect to any Participant, an account to which shall be credited the aggregate number of Share Units credited to any such Participant’s Share Unit Account pursuant to Sections 1.1, 3.7, 4.1, and 5.1, less any Share Units distributed to the Participant or his Beneficiary in Shares that relate to his Share Unit Account. The Share Unit Account balance shall be a bookkeeping entry only and shall be utilized solely as a device for determining the number of Shares to be distributed to a Participant or his Beneficiary.
     1.47 “Share Units” shall mean units representing Common Shares that are credited to a Participant’s Share Unit Account.
     1.48 “Termination Benefit” shall mean the benefit set forth in Article 10.
     1.49 “Termination of Employment”, “Terminate Employment” or “Terminating Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.
     1.50 “Thomson Reuters” shall mean Thomson Reuters Corporation, Thomson Reuters PLC and their respective subsidiaries operating as a unified group pursuant to a dual listed company structure or any one of them, as the context requires.

     1.51 “Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of February 14, 1994, between the Company and the trustee named therein, as amended from time to time.
     1.52 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
Article 2
Selection and Enrollment
     2.1 Selection of Participants by Committee. Participants shall be limited to a select group of senior management Employees, as determined by the Committee.
     2.2 Enrollment Requirements. As a condition to participation, each Participant shall complete, execute and return to the Committee an Election Form and a Beneficiary Designation Form, all within 30 days after being selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines are necessary.
     2.3 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee may, in its sole discretion, (i) terminate the Participant’s deferral election for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections, (iii) immediately distribute the value of the Participant’s Account as a Termination Benefit, and (iv) terminate the Participant’s participation in the Plan.
Article 3
Deferral of Compensation
     3.1 Amount of Deferral. Subject to Section 3.2, for any Plan Year a Participant may elect to defer his Base Salary, Annual Bonus, and/or Long-Term Bonus in any amount up to the maximum percentages of such Salary or Bonus as shall be determined for each Participant by the Committee in its sole discretion. A Participant may elect to defer the receipt of (a) any cash bonus to which he is entitled as a result of exercising Deferred Cash Bonus Units and (b) subject to approval of the Committee, Shares that the Participant will be entitled to receive as a result of exercising Options. Any such election shall be irrevocable.
     3.2 Election to Defer. Except as provided below, for any Plan Year a Participant may make an irrevocable deferral election, by timely delivering an Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan

Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year. Notwithstanding any provision of the Thomson Reuters Phantom Stock Plan or the Thomson Reuters Stock Incentive Plan to the contrary, Deferred Cash Bonus Units and Options with respect to which a deferral election is made under Section 3.1 shall not be exercisable during the six-month period commencing on the date that the applicable Election Form is delivered to the Committee.
     3.3 Withholding of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for changes in Base Salary. The Annual Bonus and/or Long-Term Bonus portions of the Annual Deferral Amount shall be withheld at the time the Annual Bonus and/or Long-Term Bonus are or otherwise would be paid to the Participant. In the case of Deferred Cash Bonus Units and Options, any amounts deferred into the Plan shall be deferred at the time that the Deferred Cash Bonus Units or Options, as the case may be, are exercised.
     3.4 Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee or an investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.
     3.5 Vesting of Deferral, Share and Matching Share Unit Accounts. A Participant shall at all times be 100 percent vested in his Deferral Account and Share Unit Account. A Participant’s vested interest in his Matching Share Unit Account shall be determined under Section 4.4.
     3.6 Crediting/Debiting of Account Balances. Subject to Section 3.7, amounts shall be credited or debited to a Participant’s Deferral Account in accordance with the following rules:
(a)	Election of Measurement Funds. A Participant, in connection with his initial deferral election pursuant to Section 3.1, shall elect, on an Election Form, one or more Measurement Funds (defined in Section 3.6(c)) to be used to determine the additional amounts to be credited to his Deferral Account. Once each calendar month, a Participant may change the Measurement Fund(s) to be used to determine the additional amounts to be credited to his Deferral Account, or the portion of his Deferral Account allocated to each previously or newly elected Measurement Fund.

(b)	Proportionate Allocation. In making an election described in Section 3.6(a), the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his Deferral Account to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his Deferral Account).

(c)	Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee (the “Measurement Funds”) for the purpose of crediting additional amounts to his Deferral Account. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

(d)	Crediting or Debiting Method. The performance of each Measurement Fund shall be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each applicable Measurement Fund as though: (i) a Participant’s Deferral Account was invested in the Measurement Fund(s) selected by the Participant; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar month was invested in such Measurement Fund(s) in the percentages applicable to such calendar month, no later than the close of business on the first business day of such calendar month, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Deferral Account ceased being invested in the Measurement Fund(s) no earlier than three business days prior to the distribution, at the closing price on such date.

(e)	No Actual Investment. Notwithstanding any other provision of the Plan to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Deferral Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his Deferral Account in any such Measurement Fund. If the Company or the trustee of the Trust, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company or the trustee, and the Participant shall at all times remain an unsecured creditor of the Company.
     3.7 Deferrals into Share Units. Any Participant who is subject to the Share Ownership Guidelines or who is authorized by the Committee may elect to have all or a portion of his Annual Deferral Amount (other than amounts attributable to Base Salary) deferred into Share Units as of the date such amount is deferred or, in the event of a Closed Period, such later date as determined pursuant to the Insider Trading Policy of Thomson Reuters, which Share Units shall be credited to a Share Unit Account established in the name of the Participant. Any such election shall be made in accordance with, and subject to, Section 3.2. The number of Share Units to be credited to a Participant’s Share Unit Account shall be determined pursuant to Section 4.2.
     3.8 FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld with respect to a Participant, the Participant’s Employer shall withhold from that portion of the Participant’s compensation that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.8.
     3.9 Withholding on Distributions. The Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer or the trustee of the Trust, as the case may be.
Article 4
Conversion to Share Units and Matching Contributions
     4.1 Conversion of Deferral Account to Share Units. Not more frequently than once each calendar month, any Participant who is subject to the Share Ownership Guidelines or who is authorized by the Committee, may elect to convert to Share Units part or all of the amount credited to his Deferral Account, which Share Units shall be credited to a Share Unit Account established in the name of the Participant.
     4.2 Number of Share Units Credited. Except as otherwise provided in this Section 4.2, the number of Share Units to be credited to a Participant’s Share Unit Account in connection with an election pursuant to Sections 3.7 or 4.1 shall be determined on the basis of the Fair Market Value of a Common Share for the day before the deferral or exchange, as the case may be (the “Price Date”). If Share Units are to be credited to a Participant’s Share Unit Account during a Closed Period, the amount to be converted into Share Units shall be deemed to be invested in the money market Measurement Fund then available under the Plan. As soon as practicable following the end of the Closed Period, the amount credited to the Participant’s Account pursuant to the immediately preceding sentence and any earnings thereon, shall be converted to Share Units on the basis of the closing price of Common Shares on the day before the date of the conversion.
     4.3 Matching Share Units. Each Participant’s Matching Share Unit Account shall be credited with the number of Matching Share Units equal to ten percent (10%) of the number of Share Units (not including Share Units attributable to dividends) credited to each such Participant’s Share Unit Account pursuant to Sections 1.1, 3.7, 4.1, and 5.1.
     4.4 Vesting of Matching Share Units. One-fourth of the Matching Share Units credited to a Participant’s Matching Share Unit Account during any Plan Year shall become vested on each of the first four anniversaries of the date the underlying Share Units are credited, so long as the Participant has not Terminated Employment as of the respective anniversary date. Upon terminating employment on account of death or Disability, a Participant shall become fully vested in all Matching Share Units credited to his Matching Share Unit Account. Upon Terminating Employment, a Participant shall forfeit all unvested Matching Share Units credited to his Matching Share Unit Account. Upon Retiring, a Participant shall become vested in a percentage of the unvested Matching Share Units credited to his Matching Share Unit Account determined under the following schedule:

Age at Retirement	Percentage Vested
55	65
56	70
57	75
58	80
59	85
60	90
61	95

Age at Retirement	Percentage Vested
62 or older	100
     4.4.1 Impact of Reemployment on Vesting. A Participant who is rehired by an Employer after his Retirement or Termination of Employment shall not be entitled to amounts forfeited under Section 4.4 prior to his reemployment.
     4.5 FICA and Other Taxes on Matching Share Units. For each Plan Year in which a Participant becomes vested in Matching Share Units credited to his Matching Share Unit Account, the Participant’s Employer shall withhold from that portion of the Participant’s Base Salary and Annual Bonus that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on the Matching Share Units vesting in such year. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 4.5.
     4.6 Dividends. If and when dividends are paid on Common Shares, the Share Unit Account of any Participant for whom a Share Unit Account is maintained shall be credited with the number of Share Units (including fractional Share Units) equal to the number obtained by dividing: (a) the amount of dividends that would be payable on the number of Common Shares equal to the number of Share Units credited to any such Participant’s Share Unit Account as of the appropriate dividend record date; by (b) the closing price of one Common Share on the dividend payment date, computed in the same manner as specified in Section 4.2.
     4.7 Adjustment in the Event of Recapitalization. In the event of any change in the outstanding Shares of either Thomson Reuters Corporation or Thomson Reuters PLC, or both Thomson Reuters Corporation and Thomson Reuters PLC, by reason of stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the stockholders, the number of Share Units and Matching Share Units credited to a Participant’s Share and Matching Share Unit Accounts shall be adjusted as the Committee determines is necessary and appropriate. Any such determination shall be conclusive and binding for all purposes of the Plan.
     4.8 Fractional Interests. If any fractional Share Unit exists after a lump sum or last installment, as the case may be, of Shares is delivered to the Participant, such fractional Share Unit shall be paid to the Participant in cash. The value of such fractional Share Unit shall be determined by multiplying the fractional Share Unit by the Fair Market Value of a Common Share on the business day prior to the date on which the lump sum or last installment, as the case may be, of Shares is paid to the Participant.
     4.9 Rights as Stockholder. A Participant for whom a Share Unit Account and/or an Matching Share Unit Account are maintained shall have no rights as a stockholder with respect to any Share Units credited to such Share Unit Account and Matching Share Units credited to such Matching Share Unit Account until such Share Units and Matching Share Units are converted to Shares and distributed to the Participant.

Article 5
Deferral of Stock Options
     5.1 Deferral of Stock Options. If a Participant defers the receipt of Shares that he is entitled to receive as a result of exercising an Option pursuant to an election under Section 3.1, the number of Share Units to be credited to the Participant’s Share Unit Account shall be determined in accordance with Section 4.2.
Article 6
Discretionary Contributions
     6.1 Discretionary Contributions. The Company may, from time to time, make Discretionary Contributions to those Participants selected to receive such contributions in accordance with the terms and conditions specified in writing by the Company at the time such Discretionary Contributions are made. Notwithstanding the foregoing, eligibility for and the terms and conditions with respect to Discretionary Contributions for members of the Executive Committee of Thomson Reuters shall be determined by the Human Resources Committee of the Board of Directors of Thomson Reuters. Discretionary Contributions shall be allocated to the Discretionary Contributions Accounts of the respective Participants.
Article 7
Short-Term Payout, Unforeseeable Financial Emergencies,
and Withdrawal Election
     7.1 Short-Term Payout of Annual Deferral Amounts. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive such Annual Deferral Amount as a “Short-Term Payout”. The Short-Term Payout shall be a lump sum payment in an amount equal to the Annual Deferral Amount plus amounts credited or debited pursuant to Sections 3.6 and 3.7 on that amount, determined as of the date the Short-Term Payout is distributed. Short-Term Payouts shall be distributed as soon as administratively possible after the first day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year with respect to which the Annual Deferral Amount is actually deferred.
     7.2 Election Changes. Any Participant who elects a Short-Term Payout may make another election, not later than one year prior to the date the Short-Term Payout is scheduled to be distributed, to further defer the distribution of such Short-Term Payout by submitting to the Committee either a new Election Form during the open enrollment period or a distribution re-election form at any time during the Plan Year.
     7.3 Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers the distribution of a benefit under Articles 8, 9, 10 or 11, any Annual Deferral Amount, plus amounts credited or debited thereon, and/or Share Units and Matching Share Units attributable thereto, that are subject to a Short-Term Payout election under Section 7.1 shall not be paid in accordance with such Article but shall be paid in accordance with the other applicable Article.

     7.4 Withdrawal Payout Suspensions for Unforeseeable Financial Emergencies. A Participant who experiences an Unforeseeable Financial Emergency may request the Committee to (i) suspend any deferrals required to be made by the Participant and/or (ii) receive a partial or full payout of his Deferral Account, and/or Shares representing the Share Units or then vested Matching Share Units (as applicable) held in his Share and/or Matching Share Unit Accounts. The payout shall not exceed the lesser of the Participant’s vested interest in the Plan (i.e., the then aggregate balance in his Deferral, Share Unit, and vested Matching Share Unit Accounts) or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If the Committee, in its sole discretion, approves such request, suspension shall take effect upon the date of approval and any payout shall be made as soon as administratively possible after the date of approval. The payment of any amount under this Section 7.4 shall not be subject to the Deduction Limitation. Any distribution from a Participant’s Share and/or vested Matching Share Unit Account pursuant to this Section 7.4 shall be in Shares. A Participant electing a withdrawal under this Section 7.4 may designate the Account or Accounts from which any amounts so distributed shall be taken. If no election is made, amounts distributed shall be taken first from the Participant’s Deferral Account and then from the Participant’s Share and Matching Share Unit Accounts (to the extent vested).
     7.5 Withdrawal Election. A Participant (or, after a Participant’s death, his Beneficiary) may elect to withdraw all (but not less than all) of his Deferral Account and/or all (but not less than all) of the Shares representing the Share Units and vested Matching Share Units (as applicable) held in his Share and Matching Share Unit Accounts, less a withdrawal penalty equal to ten percent (10%) of such amounts (the net amount shall be referred to as the “Withdrawal Amount”). This election may be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not such Deferral Account and/or Share Units and Matching Share Units are in the process of being distributed pursuant to an installment payment schedule. The Participant or Beneficiary shall make such an election by filing with the Committee a written election on a form determined from time to time by the Committee. The Withdrawal Amount shall be distributed as soon as administratively possible after the election. Once the Withdrawal Amount is paid, the Participant’s participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan until the second Plan Year following the Plan Year in which the Withdrawal Amount is distributed. The payment of a Withdrawal Amount shall not be subject to the Deduction Limitation.
Article 8
Retirement Benefit
     8.1 Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires shall receive the balance of his Account as a Retirement Benefit.
     8.2 Payment of Retirement Benefits. In connection with commencing participation in the Plan, a Participant may elect on an Election Form to receive his Retirement Benefit in one of the forms set forth below. If a Participant does not make such an election, his Retirement Benefit shall be distributed in a lump sum. Payments of a Participant’s Retirement Benefit shall be made, or commence, in the case of installments, as soon as administratively possible after the Participant Retires. Any payment of a Participant’s Retirement Benefit hereunder shall be subject to the Deduction Limitation.

     8.2.1 Deferral Account. The portion of a Participant’s Retirement Benefit attributable to his Deferral Account may be received in (i) a lump sum or (ii) pursuant to the Quarterly Installment Method over a period of 60, 120 or 180 months in accordance with Section 1.36.
     8.2.2 Share and Matching Share Unit Accounts. The portion of a Participant’s Retirement Benefit attributable to his Share and/or Matching Share Unit Accounts may be received in either (i) a lump sum or (ii) equal annual installments over a period of five, ten, or 15 years, provided there are at least 3,000 Share Units and vested Matching Share Units in such Accounts. However, if, after the payment of any such annual installment, the Participant’s Share and Matching Share Unit Accounts have less than 3,000 Share Units and vested Matching Share Units, all remaining Share Units and vested Matching Share Units shall be distributed to the Participant in a lump sum on the date of the next scheduled installment. The distribution of the portion of a Participant’s Retirement Benefit attributable to his Share and/or Matching Share Unit Accounts shall be in Shares.
     8.2.3 Election Changes. The Participant may change his Retirement Benefit election annually to an allowable method of distribution by submitting to the Committee either a new Election Form (during open enrollment) or a Distribution Re-Election Form (at any point during the Plan Year), provided that any such Election or Distribution Re-Election Form is submitted at least one year prior to the Participant’s Retirement and is accepted by the Committee in its sole discretion. The Election Form or Distribution Re-Election Form most recently accepted by the Committee with respect to a Participant’s Deferral and Share Unit Accounts shall govern the distribution of the applicable portion of his Retirement Benefit. Notwithstanding the above to the contrary, any Participant who enters into a severance agreement with Thomson Reuters during December 2005 and is scheduled to receive a Retirement Benefit in a lump sum in 2006 may elect on an Election Form, no later than December 31, 2005, to receive such Retirement Benefit in one of the forms set forth in this Section 8.2 commencing on or after the date such payment was scheduled to be made, provided such election complies with Section 409A of the Code.
     8.3 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before his Retirement Benefit is paid in full, any undistributed Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (i) on the same schedule as the benefit would have been paid to the Participant had the Participant survived, or (ii) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee.
     8.4 Reemployment Prior to Completion of Retirement Benefit. If a Participant is rehired by an Employer after Retirement but before his Retirement Benefit is paid in full, any undistributed Retirement Benefit payments shall cease as soon as practicable following such reemployment. Undistributed Retirement Benefits shall commence upon the Participant’s subsequent Retirement in accordance with the Election Form or Distribution Re-Election Form most recently accepted by the Committee.
Article 9
Death Benefit
     9.1 Death Benefit. The Beneficiary of a Participant who dies before Retiring, Terminating Employment, or suffering a Disability shall receive a Death Benefit equal to the Participant’s Account balance.

     9.2 Payment of Death Benefit. In connection with commencing participation in the Plan, a Participant may elect on an Election Form to have his Death Benefit distributed in one of the forms set forth below. If a Participant does not make such an election, such benefit shall be distributed in a lump sum in accordance with Article 13. However, if the aggregate value of a Participant’s Account at the time of his death is less than $50,000, payment of his Death Benefit shall be made, in the sole discretion of the Committee, in a lump sum or in installments (with his Deferral Account being paid pursuant to the Quarterly Installment Method of not more than 60 months and his Share and/or Matching Share Unit Accounts being paid in annual installments over a period of not more than five years). Payments of a Participant’s Death Benefit shall be made, or commence, in the case of installments, as soon as administratively possible after the date on which the Committee is provided with satisfactory proof of the Participant’s death. Any payments hereunder shall be subject to the Deduction Limitation.
     9.2.1 Deferral Account. The portion of a Participant’s Death Benefit attributable to his Deferral Account may be distributed in (i) a lump sum payment or (ii) pursuant to the Quarterly Installment Method over a period of 60, 120 or 180 months in accordance with Section 1.36.
     9.2.2 Share and Matching Share Unit Accounts. The portion of a Participant’s Death Benefit attributable to his Share and/or Matching Share Unit Account may be distributed in either (i) a lump sum or (ii) in equal annual installments of Shares over a period of five, ten or 15 years. The distribution of the portion of a Participant’s Death Benefit attributable to his Share and/or Matching Share Unit Accounts shall be in Shares.
     9.2.3 Election Changes. Subject to the Committee’s consent, a Participant may annually change his Death Benefit election to an allowable payout method by submitting to the Committee either a new Election Form (during open enrollment) or a Distribution Re-Election Form (at any point during the Plan Year). The Election or Distribution Re-Election Form most recently accepted by the Committee prior to the Participant’s death with respect to his Deferral Account shall govern the distribution of the portion of the Participant’s Death Benefit attributable to Measurement Funds. The Election or Distribution Re-Election Form most recently accepted by the Committee prior to the Participant’s death with respect to deferrals or conversions into Share Units shall govern the distribution of Share Units credited to the Participant’s Account as a result of such deferral or conversion.
Article 10
Termination Benefit
     10.1 Termination Benefit. A Participant who Terminates Employment prior to his Retirement, death or Disability shall receive a Termination Benefit, which shall be equal to the value of the Participant’s vested Account. Solely for purposes of Section 7.3 and this Article 10, a Participant who receives severance from an Employer shall be deemed to have Terminated Employment as of the last day of the period during which he is paid such severance.
     10.2 Payment of Termination Benefit. Termination Benefits shall be paid in a lump sum; provided, however, that if a Participant experiences an involuntary Termination of Employment without cause and the value of his Account at such time is equal to or greater than $100,000, the Termination Benefit shall be distributed either (a) in accordance with the payment method elected by the Participant for the distribution of his Retirement Benefit under Section 8.2 or (b) in a lump sum if no election is made. Payments of a Participant’s Termination Benefit shall be made, or commence, in the case of installments, as soon as administratively possible after the date of such Termination of Employment. Any payment hereunder shall be subject to the Deduction Limitation.
     10.3 Reemployment Prior to Completion of Termination Benefit. If a Participant is rehired by an Employer after he Terminates Employment but before his Termination Benefit is paid in full, any undistributed Termination Benefit payments shall cease as soon as practicable following such reemployment. Undistributed Termination Benefits shall commence upon the Participant’s subsequent Termination of Employment in accordance with the Election Form or Distribution Re-Election Form most recently accepted by the Committee.
Article 11
Disability Waiver and Benefit
     11.1 Disability Waiver. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of his Annual Deferral Amount commitment that would otherwise have been withheld from the Participant’s Base Salary, Annual Bonus and/or Long-Term Bonus for the Plan Year during which he first suffers a Disability. While Disabled, the Participant may not make any additional deferral elections, but will continue to be considered a Participant for all other purposes. A Participant who returns to employment after his Disability ceases may elect to defer an Annual Deferral Amount for Plan Years following the Plan Year in which he so returns; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2.
     11.2 Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for purposes of the Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 7, 8, 9 or 10 in accordance with such Articles. Notwithstanding the above, the Committee may, in its sole discretion, deem the Participant to have Terminated Employment at any time after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his Account balance, which benefit shall be paid in a lump sum as soon as administratively possible after the Committee makes such determination. Any such Participant who is otherwise eligible to Retire shall be deemed to have Retired as of the date he attains age 55, and shall receive his Account balance in accordance with Article 8. Any payment hereunder shall be subject to the Deduction Limitation.
     11.3 Reemployment Prior to Completion of Disability Benefits. If a Participant recovers from his Disability and is subsequently rehired by an Employer before his Disability Benefit or Retirement Benefit is paid in full, any undistributed benefit payments shall cease as soon as practicable following such reemployment. Undistributed benefits shall commence upon the Participant’s subsequent Retirement or Termination of Employment in accordance with the Election Form or Distribution Re-Election Form most recently accepted by the Committee.

Article 12
Forfeiture
     12.1 Forfeiture. Notwithstanding any other provisions of the Plan to the contrary, a Participant shall forfeit all vested and unvested Matching Share Units and Discretionary Contributions if he:
          (a) engages in misconduct involving dishonesty, malicious destruction of property of the Company, or the commission of a felony arising out of employment, and such misconduct results in detriment or financial loss to the Company and the termination of the Participant’s employment;
          (b) manages, operates, participates in, is employed by, performs consulting services for, or is otherwise connected with, any firm, person, corporation, or enterprise that is engaged in a business that is (i) the same type of business as the business engaged in by any subsidiary or division within the Company that employed Participant prior to the date of his termination of employment and (ii) competitive with the business of such subsidiary or division; or
          (c) at any time improperly discloses to others any trade secrets or other confidential information, including customer lists, relating to the Company or to the business of the Company.
Article 13
Beneficiary Designation
     13.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Plan upon his death.
     13.2 Beneficiary Designation. A Participant may designate a Beneficiary by completing a Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee.
     13.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 13.1 and 13.2 or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s surviving spouse or Domestic Partner, if any, shall be deemed the designated Beneficiary. If the Participant has no surviving spouse or Domestic Partner, the benefits remaining to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

     13.4 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee may cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
     13.5 Discharge of Obligation. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under the Plan with respect to the Participant, and the Participant’s Plan Agreement, if any, shall terminate upon such full payment of benefits.
Article 14
Leave of Absence
     14.1 Paid Leave of Absence. A Participant, who is authorized by his Employer to take a paid leave of absence, shall continue to be considered employed by the Employer, and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.
     14.2 Unpaid Leave of Absence. Any Participant, who is authorized by his Employer to take an unpaid leave of absence, shall continue to be considered employed by the Employer and shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.
Article 15
Termination, Amendment and Modification
     15.1 Termination. Although the Company anticipates that it will continue the Plan indefinitely, there is no guarantee that the Company will continue the Plan or will not terminate the Plan. Each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements, if any, of the affected Participants shall terminate and their Account balances shall be distributed as set forth below. Prior to a Change in Control, if the Plan is terminated with respect to all of its Participants, the Employer may, in its sole discretion and notwithstanding any elections made by any Participants, pay such benefits in a lump sum or pursuant to a Quarterly Installment Method (annual installments in the case of Share Units) of up to 15 years. If the Plan is terminated with respect to less than all of its Participants, the benefits of the affected Participants shall be distributed in a lump sum. With respect to a termination after a Change in Control, all benefits shall be distributed in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate installment payments without premium or prepayment penalty by distributing an amount equal to the Account balance in a lump sum or pursuant to a Quarterly Installment Method (annual installments in the case of Share Units)

using fewer years. Upon termination of the Plan, each Participant shall become one hundred percent (100%) vested in his Matching Share Unit Account.
     15.2 Amendment.
          (a) The Company may, at any time, amend or modify the Plan in whole or in part by action of its board of directors, a committee thereof, or the Committee, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and London Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body. The Company may make amendments to the Plan without seeking shareholder approval except for any amendment which:
(i)	increases the number of Shares reserved for issuance under the Plan, including an increase to a fixed number of Shares or a change from a fixed number of Shares to a fixed maximum percentage;

(ii)	increases the maximum number of Shares which may be credited to a Participant’s Share Unit Account under the Plan;

(iii)	results in the crediting of Share Units to a Participant’s Share Unit Account at a price lower than the Fair Market Value of a Common Share for the relevant Price Date;

(iv)	amends the provisions of Section 4.7;

(v)	extends eligibility to participate in the Plan to non-Employees;

(vi)	changes the rights attaching to the Common Shares and/or Ordinary Shares; or

(vii)	is required to be approved by shareholders under applicable laws, regulations or stock exchange rules.
          (b) Notwithstanding subsection 15.2(a), no amendment or modification may operate to (i) decrease the value of a Participant’s Account balance computed as of the date the amendment or modification is approved, or (ii) effect the timing of the distribution of an Account balance that is scheduled to commence on or before such date; provided, however, that the Company may accelerate the distribution of installment payments by paying the Account balance in a lump sum or pursuant to a Quarterly Installment Method (annual installments in the case of Share Units).
     Notwithstanding the foregoing, to the extent required by law, regulations or stock exchange requirements, the Company will obtain approval of shareholders of Thomson Reuters for amendments to the Plan.
     15.3 Plan Agreement. Notwithstanding Sections 15.1 and 15.2 to the contrary, if a Plan Agreement contains benefits or limitations that are not in the Plan document, the Employer may amend or terminate such provisions only with the consent of the Participant.

     15.4 Effect of Payment. The full payment of the applicable benefit under Articles 7, 8, 9, 10 or 11 shall completely discharge all obligations to a Participant and his designated Beneficiaries under the Plan, and the Participant’s Plan Agreement, if any, shall terminate.
Article 16
Administration
     16.1 Committee Duties. The Plan shall be administered by a Committee, which shall consist of the Board or such committee, as the Board shall appoint. Members of the Committee may be Participants. The Committee shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions involving the interpretation of the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to him. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
     16.2 Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
     16.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
     16.4 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.
     16.5 Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.
Article 17
Other Benefits and Agreements
     17.1 Coordination with Other Benefits. The benefits provided for a Participant or Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program, except as may otherwise be provided.

Article 18
Claims Procedures
     18.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     18.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing that: (a) the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination. If any part of the claim is denied, such notice must set forth in a manner calculated to be understood by the Claimant: (i) the specific reason(s) for the denial of the claim, or any part thereof; (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Section 18.3.
     18.3 Review of Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure commences, the Claimant (or the Claimant’s duly authorized representative) may: (a) review pertinent documents; (b) submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.
     18.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Committee deems relevant.
     18.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 18 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

Article 19
Trust
     19.1 Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.
     19.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.
     19.3 Distributions from the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.
Article 20
Miscellaneous
     20.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
     20.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money or distribute Shares, as the case may be, in the future.
     20.3 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and related forms. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and related forms.
     20.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Subject to Section 20.14, no part of the amounts payable shall, prior to actual payment, be: (a) subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person; (b) transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency; or (c) transferable to a spouse or Domestic Partner as a result of a property settlement or otherwise.
     20.5 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Employer and a Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
     20.6 Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations as the Committee may deem necessary.
     20.7 Terms. Whenever any words are used herein in the masculine, they shall be constructed as though they were in the feminine in all cases where they would apply, and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases when they would so apply.
     20.8 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     20.9 Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the laws of the State of Connecticut without regard to its conflicts of law principles.
     20.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Thomson Holdings Inc.
Deferred Compensation Plan Committee
Metro Center, One Station Place
Stamford, Connecticut 06902
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
     20.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s Beneficiaries.

     20.12 Validity. If any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
     20.13 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the case and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
     20.14 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse, former spouse, Domestic Partner, or former Domestic Partner of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s, former spouse’s, Domestic Partner’s, or former Domestic Partner’s interest in the Participant’s benefits under the Plan to that spouse, former spouse, Domestic Partner, or former Domestic Partner.
     20.15 Distribution in the Event of Taxation.
          (a) In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds or Shares (in the case of amounts attributable to Share Units or Matching Share Units) in an amount equal to the taxable portion of his benefit (which amount shall not exceed a Participant’s unpaid Account balance). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.
          (b) Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance with such terms, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.
     20.16 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the trustee may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

     20.17 Legal Fees to Enforce Rights after Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and may cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. Accordingly, if following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institute any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.